AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 2008

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN WATER WORKS COMPANY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0063696
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No. )

1025 Laurel Oak Road

Voorhees, NJ 08043

(856) 346-8200

(Address, including zip code and telephone number, of principal executive offices,)

AMERICAN WATER WORKS COMPANY, INC. 2007 OMNIBUS EQUITY COMPENSATION PLAN

AMERICAN WATER WORKS COMPANY, INC. NONQUALIFIED EMPLOYEE STOCK PURCHASE PLAN

NONQUALIFIED SAVINGS AND DEFERRED COMPENSATION PLAN FOR EMPLOYEES OF AMERICAN

WATER WORKS COMPANY, INC. AND ITS DESIGNATED SUBSIDIARIES

NONQUALIFIED DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS OF AMERICAN

WATER WORKS COMPANY, INC.

(Full Titles of the Plans)

Donald L. Correll

1025 Laurel Oak Road

Voorhees, NJ 08043

(856) 346-8200

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William V. Fogg, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

(212) 474-1000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock par value $0.01 per share	6,000,000(3)	$26.00(4)	$156,000,000(4)	$6,130.80
Common Stock par value $0.01 per share	2,000,000(5)	$26.00(4)	$52,000,000(4)	$2,043.60
Deferred Compensation Obligations	$20,000,000(6)	100%	$20,000,000	$786.00
Deferred Compensation Obligations	$5,000,000(7)	100%	$5,000,000	$196.50

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the American Water Works Company, Inc. Nonqualified Employee Stock Purchase Plan described herein.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover additional Common Stock which may become issuable by reason of any share split, share dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.
(3)	Represents the authorized number of shares of Common Stock as to which equity-based compensation may be granted under the 2007 Omnibus Equity Compensation Plan.
(4)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 based on the high end of the range of estimated initial public offering prices of the Registrant’s Common Stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on April 1, 2008.
(5)	Represents the number of shares of Common Stock reserved for issuance under the Nonqualified Employee Stock Purchase Plan.
(6)	The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc.
(7)	The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the Nonqualified Deferred Compensation Plan for Non-Employee Directors of American Water Works Company, Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUSES

ITEM 1.	PLAN INFORMATION.

All information required by Part I to be contained in the Section 10(a) prospectuses is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

All information required by Part I to be contained in the Section 10(a) prospectuses is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by American Water Works Company, Inc. (the “Registrant”) pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference herein and shall be deemed a part hereof: (1) the Registrant’s Registration Statement on Form S-1 filed on August 27, 2007, as amended (Registration No. 333-145725) (the “Form S-1 Registration Statement”), and (2) the description of the Registrant’s Common Stock contained in our Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act, on April 22, 2008 (Registration No. 001-34028).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

The Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries (the “Employee Deferred Compensation Plan”) allows certain designated employees to defer a portion of their base salary and bonus on a tax-deferred basis. Employees receive matching contributions from the Registrant on certain of their deferrals. Some employees also receive an additional annual contribution from the Registrant for a portion of their base salary that exceeds the limits on compensation under Section 401(a)(17) of the Internal Revenue Code. Some employees also receive an additional annual contribution from the Registrant for a portion of their bonus. Certain employees were also eligible for a one-time special contribution from the Registrant. The Registrant intends that the Employee Deferred Compensation Plan will at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code and administered as a nonqualified “top-hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act.

Participants’ accounts under the Employee Deferred Compensation Plan are credited in accordance with the deemed investment options elected by the participant. The rate of return, positive or negative, credited under each deemed investment option is based on the actual investment performance of the applicable investment funds, net of asset-based charges. Participants are immediately vested in all contributions to the Employee Deferred Compensation Plan, except for the additional annual contributions made for certain employees, which vest at the earliest of (i) completion of five years of service, (ii) attainment of age 65, (iii) death or (iv) a change of control. Participants may elect to receive their account balances, which are payable in cash, at any of the following times: (i) separation from service, (ii) a specified distribution date, (iii) the earlier of separation from service or a specified distribution date, or (iv) the later of separation from service or a specified distribution date, and may elect any of the following forms for distribution of their accounts: (i) lump sum or (ii) annual installments paid over a period of between two and ten years.

The Nonqualified Deferred Compensation Plan for Non-Employee Directors of American Water Works Company, Inc. (the “Director Deferred Compensation Plan”) permits the deferral, on a tax-deferred basis, of director fees. The Registrant intends that the Director Deferred Compensation Plan will at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code. Accounts of directors will be credited with returns in accordance with the deemed investment options elected by the participant. The rate of return, positive or negative, credited under each deemed investment option is based on the actual investment performance of the applicable investment funds, net of asset-based charges. Directors are fully vested in their deferrals at all times, and may elect to receive the cash value of their accounts upon (i) separation from service, (ii) a specified distribution date, (iii) the earlier of separation from service, a specified distribution date, a change of control, or any combination of these events, or (iv) the later of separation from service or a specified distribution date, or, if earlier, a change of control, and may elect any of the following forms for distribution of their accounts: (i) lump sum or (ii) annual installments paid over a period of between two and ten years.

The obligations of the Registrant under the deferred compensation plans are general unsecured obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the plans, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time. Benefits are payable out of the general assets of the Registrant, and no segregation of assets for benefits may be made. However, the Board may, but is not required to, authorize the establishment of a trust or the purchase of insurance to serve as a funding vehicle for the Registrant’s obligations under the plans. Even if such a trust is established, however, the obligations will remain general unsecured obligations of the Registrant and participants will not have rights to any specific assets of the Registrant. No trust has heretofore been created or trustee appointed to take action with respect to the obligations and each participant will be responsible for enforcing his or her own rights with respect to the obligations.

The deferred compensation obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each participant, except in the event of death or, at the participant’s request, an unforeseeable emergency, as described in the plans. The obligations are not convertible into another security of the Registrant. The obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. Except as expressly provided in the plans, no participant may transfer (other than by will or the laws of descent and distribution), alienate or otherwise encumber the participant’s interest in either plan. The Registrant’s obligations under the plans are not assignable or transferable except to any corporation or partnership that acquires all or substantially all of the Registrant’s assets or any corporation or partnership into which the Registrant may be merged or consolidated. There is no trading market for the deferred compensation obligations.

The Registrant reserves the right to amend or terminate the plans at any time, except that no such amendment or termination may adversely affect the rights of the participants to the balance of their deferred compensation accounts as of the date of such amendment or termination. However, if the Registrant determines that, to avoid current taxation of amounts deferred under the plans and to comply with applicable law, additional restrictions must be placed on participants’ rights under the plans, then the committee administering the plans may amend the plans to impose such restrictions and/or cease deferrals under the plans with respect to all plan accounts, affected accounts or the affected portions of accounts. If the plans are terminated, participants will be entitled to a distribution of their benefits if the termination is on account of certain permitted distribution events under Section 409A of the Internal Revenue Code and the regulations thereunder and the requirements of such regulations are met with respect to the termination of the plans and the distribution of benefits.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that a corporation may indemnify any officer or director who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our bylaws generally provide that we will indemnify our directors and officers to the fullest extent permitted by law.

The registrant also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the registrant may, in such capacities, incur. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.	EXHIBITS.

EXHIBIT NUMBER	DOCUMENT DESCRIPTION
4.1	Restated Certificate of Incorporation of American Water Works Company, Inc. (incorporated by reference to Exhibit No. 3.1 of the Form S-1 Registration Statement).

4.2	Amended and Restated Bylaws of American Water Works Company, Inc. (incorporated by reference to Exhibit No. 3.2 of the Form S-1 Registration Statement).

4.3	Specimen common stock certificate (incorporated by reference to Exhibit No. 4.1 of the Form S-1 Registration Statement).

4.4	American Water Works Company, Inc. Nonqualified Employee Stock Purchase Plan (incorporated by reference to Exhibit No. 10.15 of the Form S-1 Registration Statement).

5.1	Opinion of Cravath, Swaine & Moore LLP.

5.2	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1).

23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.2).

24	Powers of Attorney (included as part of the signature pages).

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high of the estimated maximum range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Voorhees, state of New Jersey, on April 22, 2008.

AMERICAN WATER WORKS COMPANY, INC.

By:	/s/ Donald L. Correll
Name:	Donald L. Correll
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of American Water Works Company, Inc., do hereby constitute and appoint Donald L. Correll, Ellen C. Wolf and George W. Patrick, or any of them, our true and lawful attorneys and agents, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended) hereto and we do hereby ratify and confirm that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 22nd day of April, 2008.

Signature	Title

/s/ Donald L. Correll	Donald L. Correll President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Ellen C. Wolf	Ellen C. Wolf Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ George MacKenzie	George MacKenzie (Director)

/s/ Martha Clark Goss	Martha Clark Goss (Director)

/s/ Andreas G. Zetzsche	Andreas G. Zetzsche (Director)

/s/ Dr. Rolf Pohlig	Dr. Rolf Pohlig (Director)

/s/ Dr. Manfred Döss	Dr. Manfred Döss (Director)

/s/ William J. Marrazzo	William J. Marrazzo (Director)

Pursuant to the requirements of the Securities Act of 1933, the trustee (or other persons who administer the employee benefit plan) has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Voorhees, state of New Jersey, on April 22, 2008.

AMERICAN WATER WORKS COMPANY, INC. NONQUALIFIED EMPLOYEE STOCK PURCHASE PLAN

By:	/s/ Deborah L. Krauss-Kelleher
Name:	Deborah L. Krauss-Kelleher
Title:	Plan Administrator

EXHIBIT INDEX

EXHIBIT NUMBER	DOCUMENT DESCRIPTION
4.1	Restated Certificate of Incorporation of American Water Works Company, Inc. (incorporated by reference to Exhibit No. 3.1 of the Form S-1 Registration Statement).

4.2	Amended and Restated Bylaws of American Water Works Company, Inc. (incorporated by reference to Exhibit No. 3.2 of the Form S-1 Registration Statement).

4.3	Specimen common stock certificate (incorporated by reference to Exhibit No. 4.1 of the Form S-1 Registration Statement).

4.4	American Water Works Company, Inc. Nonqualified Employee Stock Purchase Plan (incorporated by reference to Exhibit No. 10.15 of the Form S-1 Registration Statement).

5.1	Opinion of Cravath, Swaine & Moore LLP.

5.2	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1).

23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.2).

24	Powers of Attorney (included as part of the signature pages).